UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2012 (August 27, 2012)

iPayment Holdings, Inc.
iPayment, Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-177233-19 000-50280	20-4777880 62-1847043
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

126 East 56th Street, 33rd Floor New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 802-7200
Registrants’ telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Equity Incentive Plan

On August 27, 2012, the Board of Directors (the “Board”) of the Company adopted the iPayment Holdings, Inc. Equity Incentive Plan (the “Plan”). The purpose of the Plan is to foster and promote the long-term financial success of the Company by rewarding executives and key employees of the Company and its subsidiaries who contribute to the Company’s profitability and productivity. No awards were granted under the Plan until November 15, 2012 (see below).

The Plan will be administered by the Board and the Board retains the power to select eligible employees to participate in the Plan. The Plan authorizes the issuance of up to 1,250,000 shares of Company common stock pursuant to awards granted under the Plan. A copy of the Plan is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The Plan is an omnibus equity incentive plan that provides for awards of restricted Company common stock, options to purchase Company common stock, and phantom units that settle into shares of Company common stock upon vesting. Options granted under the Plan may either be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options that are not incentive stock options. Awards granted under the Plan will be subject to vesting, forfeiture, and other terms and conditions (including terms related to voting rights with respect to restricted stock and the accrual and payment of dividends and dividend equivalents with respect to restricted stock and phantom units) as provided in individual award agreements.

Under the Plan, all participants who are awarded shares of restricted common stock or receive common stock upon the exercise of options or settlement of phantom units are required to become a party to a stockholders agreement between the Company and its stockholders (the “Stockholders Agreement”) as a condition of such award, exercise, or settlement. The Stockholders Agreement contains provisions related to the acquisition, ownership, and disposition of Company shares, including customary transfer restrictions and “drag-along” rights. In addition, under the Stockholders Agreement, the Company and the Company’s chief executive officer, Carl A. Grimstad, are entitled to repurchase any shares acquired by the participant under the Plan in the event of the participant’s termination of employment. A copy of the Stockholders Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated August 30, 2012, and is incorporated by reference herein.

In the event of a change in control, and subject to any other provisions included in the applicable award agreements, (1) the vesting of service-based awards will fully accelerate and (2) all vested options will be automatically cancelled for an amount equal to the consideration per share of Company common stock received in the change in control less the exercise price. It is intended that the award agreements for performance-based awards, and service-based phantom units, will set forth the effect of a change in control on those awards. Any accelerated vesting of awards under the Plan is subject to limitation to the extent necessary to prevent the participant from being subject to the excise tax under Section 4999 of the Code.

Grants of Phantom Units

On November 15, 2012, the Board granted 324,074.07 phantom units under the Plan to Mark C. Monaco and entered into a phantom unit agreement with Mr. Monaco. Under the phantom unit agreement, 50% of phantom units are “service units” and the remaining 50% of the phantom units are “performance units.” Service units are 20% vested at the time of the grant, with the remaining service units vesting in equal increments on the first four anniversaries of the grant date. Performance units vest, if at all, upon the earlier of a change in control or a public offering. If neither a change in control nor a public offering has occurred by the seventh anniversary of the grant date, all unvested performance units will be forfeited. In addition, the phantom unit agreement also provides that service units will become fully vested upon a change in control and all performance units will vest or be forfeited in accordance with the performance criteria described above.

Prior to vesting, both service and performance units are subject to forfeiture and customary transfer restrictions. Upon the termination of a participant’s employment with the Company or any of its subsidiaries for any reason, all unvested phantom units will be forfeited. Additionally, if a participant is terminated by the Company or any subsidiary for “cause” (as defined in the Plan), the participant will also forfeit all vested phantom units. Vested phantom units will be settled on the first to occur of (1) a change in control, (2) the seventh anniversary of the date of grant, and (3) the participant’s termination of employment.

As described above, the participant is required to become a party to the Company’s Stockholders Agreement upon settlement of any phantom units. In addition, under the phantom award agreements, holders of phantom units, whether vested or unvested, are also entitled to receive dividend equivalents on a current basis as to any dividends paid by the Company in respect of shares of its common stock.

A copy of the form of phantom award agreement entered into with Mr. Monaco is attached as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibits

10.1	iPayment Holdings, Inc. Equity Incentive Plan

10.2	Form of iPayment Holdings, Inc. Phantom Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2012	iPAYMENT HOLDINGS, INC.

	By:	/s/ Philip J. Ragona

Philip J. Ragona
Senior Vice President and General Counsel